GUIDEWIRE SOFTWARE, INC.
2024 EMPLOYEE STOCK PURCHASE PLAN

Adopted by the Board of Directors on September 12, 2024
Approved by the Company’s Stockholders on December 17, 2024
1.    Purpose. The purpose of the Plan is to provide Eligible Employees of the Company and its Designated Companies with an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan. The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends for the 423 Component to qualify as an Employee Stock Purchase Plan but makes no undertaking or representation to maintain the qualification of the Plan as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
2.    Definitions.
(a)    “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b)    “Administrator” means the Committee or, subject to Applicable Laws, a subcommittee of the Committee or one or more of the Company’s officers or management team appointed by the Board or Committee to administer the day-to-day operations of the Plan pursuant to Section 13.
(c)    “Affiliate” means any entity, other than a Subsidiary, whether now or subsequently established, controlled by, controlling or under common control with, the Company.
(d)    “Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.
(e)    “Applicable Laws” means the Code and any applicable U.S. and non-U.S. securities, federal, state, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
(f)    “Board” means the Board of Directors of the Company.
(g)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion or exchange of any convertible or exchangeable securities of the Company will not be treated as a Capitalization Adjustment.
(h)    “Change in Control” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Common

Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
(i)     “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the U.S. Treasury Regulations thereunder and other relevant interpretive guidance issued by the U.S. Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.
(j)    “Committee” means the compensation committee of the Board or a similar committee performing the functions of the compensation committee and any properly delegated subcommittee thereof appointed in accordance with Section 13 hereof.
(k)    “Common Stock” means common stock, par value US$0.0001 per share, of the Company.
(l)    “Company” means Guidewire Software, Inc., a Delaware corporation, or any successor thereto.
(m)    “Compensation” means an Eligible Employee’s regular cash compensation, consisting of base salary or base wage rate, including (as applicable) shift differentials, overtime pay and the value of amounts elected to be deferred by an Eligible Employee under any 401(k) plan or other deferred compensation program or arrangement established by the Company, a Subsidiary or an Affiliate, but excluding all of the following: commissions, bonuses, and all other cash remuneration paid directly to the Eligible Employee, including, without limitation, profit sharing contributions, the cost of employee benefits paid for by the Company, a Subsidiary or an Affiliate, education or tuition reimbursements, imputed income (whether or not arising under any Company, Subsidiary or Affiliate group insurance or benefit program), short-term and long-term disability payments, traveling expenses, business expense reimbursements, moving expense reimbursements, housing, living, vacation and position allowances, income received, reported or otherwise recognized in connection with stock options and other equity awards, contributions made by the Company, a Subsidiary or an Affiliate under any employee benefit or pension plan and other similar items of compensation. In advance of any Offering, the Administrator, in its discretion, may establish a different definition of Compensation. Further, the Administrator shall have the discretion to determine the application of this definition to Participants outside the United States.
(n)    “Contributions” means the payroll deductions, other contributions permitted by the Administrator and made by Participants in case payroll deductions are not permissible or are problematic under Applicable Laws, and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions or other contributions.
(o)    “Designated 423 Company” means any Subsidiary selected by the Administrator to participate in the 423 Component.
(p)    “Designated Company” means any Designated Non-423 Company or Designated 423 Company; provided, however, that at any given time a Subsidiary participating in the 423 Component shall not be a Subsidiary participating in the Non-423 Component. Notwithstanding the foregoing, if any Affiliate or Subsidiary is disregarded for U.S. federal income tax purposes in respect of the Company or any Designated Company participating in the 423 Component, then such disregarded Affiliate or Subsidiary shall automatically be a Designated Company participating in the 423 Component. If any Affiliate or Subsidiary is disregarded for U.S. federal income tax purposes in respect of any Designated Company participating in the Non-423 Component, the Administrator may exclude such Affiliate or Subsidiary from participating in the Plan, notwithstanding that the Designated Company in respect of which such Affiliate or Subsidiary is disregarded may participate in the Plan.
(q)    “Designated Non-423 Company” means any Subsidiary or Affiliate selected by the Administrator to participate in the Non-423 Component.
(r)    “Director” means a member of the Board.
(s)    “Effective Date” means the date the Plan is adopted by the Board, subject to approval of the Company’s stockholders.
(t)    “Eligible Employee” means any individual who is treated as an employee in the records of the Company or a Designated Company; provided, however, that the Administrator retains the discretion to determine which Eligible Employees may participate in an Offering (for the 423 Component, pursuant to and consistent with U.S. Treasury Regulation Section 1.423-2(e) and (f)). For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Company or a Designated Company approves or is legally protected under Applicable Laws with respect to the Participant’s participation in the Plan. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by contract or Applicable Laws, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. Without limiting the foregoing, the Administrator may, in its discretion and from time to time, determine in advance of an Offering that the definition of Eligible Employee will not include an individual if they: (i) are not employed by the Company or a Designated Company on the first day of the month preceding the month during which the Offering Date occurs (or by such other date as may be determined by the Administrator in its discretion), (ii)  customarily work twenty (20) hours or less per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily work five (5) months or less per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) are an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, or (v) do not meet any other eligibility requirements that the Administrator may choose to impose in its sole discretion from time to time (subject to Applicable Laws and, for the 423 Component, subject to the requirements of Section 423 of the Code). Each exclusion will be applied with respect to an Offering under the 423 Component in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii) and Section 1.423-2(f). Such exclusions may be applied with respect to an Offering under the Non-423 Component if permitted under Applicable Laws and without regard to the limitations of U.S. Treasury Regulation Section 1.423-2. For purposes of clarity, the term “Eligible Employee” shall not include any individual performing services for the Company or a Designated Company under an independent contractor or consulting agreement, a purchase order, a supplier agreement, or any other agreement that the Company or a Designated Company entered into for services, regardless of any subsequent reclassification of that individual by any Governmental Body as an employee of the Company or a Designated Company.
(u)    “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(v)    “Enrollment Date” means the end of the applicable enrollment period, as determined by the Administrator in advance of any Offering Period.
(w)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(x)    “Exercise Date” means the last Trading Day of the Purchase Period on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with an Offering. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 17 hereof, the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering

Period will terminate without Purchase Rights being exercised on the Exercise Date that otherwise would have occurred on the last Trading Day of such Purchase Period.
(y)    “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:
(i)    The Fair Market Value will be the closing sales price for Common Stock on the relevant date, as quoted on the Applicable Exchange on the date of determination (or the closing bid, if no sales were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If the relevant date occurs on a non-Trading Day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding Trading Day, unless otherwise determined by the Administrator; or
(ii)    In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

The determination of fair market value for purposes of withholding or reporting of Tax-Related Items may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
(z)    “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. or non-U.S. federal, state, local, municipal or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the NYSE Stock Market and the Financial Industry Regulatory Authority).
(aa)    “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
(bb)    “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(cc)    “Offering” means an offer under the Plan of Purchase Rights that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Designated Companies will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering.
(dd)    “Offering Date” means the first day of an Offering Period on which Purchase Rights are granted to Participants.
(ee)    “Offering Period” means a six-month period beginning on January 6 or July 6 of each calendar year during which Purchase Rights shall be granted to Participants. The Administrator, in its discretion, from time to time may, in advance of an Offering, determine a different duration and/or timing for an Offering Period, which may consist of one or more Purchase Periods. Notwithstanding the foregoing, in no event may an Offering Period exceed 27 months.
(ff)    “Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(gg)    “Participant” means an Eligible Employee who has elected to participate in the Plan and now holds an outstanding Purchase Right.
(hh)    “Plan” means this Guidewire Software, Inc., Inc. 2024 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.
(ii)    “Purchase Period” means one or more periods within an Offering Period, as determined by the Administrator in its sole discretion. The duration and timing of Purchase Periods may be established or changed by the Administrator at any time, in its sole discretion. Notwithstanding the foregoing, in no event may a Purchase Period exceed the duration of the Offering Period under which it is established.
(jj)    “Purchase Price” means the purchase price of a share of Common Stock hereunder as provided in Section 7(a) hereof.
(kk)    “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(ll)    “Section 409A” means Section 409A of the Code and the regulations and guidance thereunder, as may be amended or modified from time to time.
(mm)    “Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.
(nn)    “Tax-Related Items” means any U.S. and non-U.S. federal, provincial, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with his or her participation in the Plan.
(oo)    “Trading Day” means a day that the Applicable Exchange is open for trading.
(pp)    “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Section or regulation.
3.    Eligibility.
(a)    Generally. Any Eligible Employee on a given Enrollment Date shall be eligible to participate in the Plan during such Offering Period, subject to the restrictions of Sections 3(b) and (c) hereof, and, for the 423 Component, the limitations imposed by Section 423(b) of the Code.
(b)    Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under Applicable Laws or if complying with Applicable Laws would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator determines that participation of such Eligible Employees is not advisable or practicable.
(c)    Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted a Purchase Right under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all Employee Stock Purchase Plans of the Company or any Parent or Subsidiary accrues at a rate, which exceeds twenty-five thousand dollars (US$25,000) worth of stock (determined at the Fair Market Value of the stock at the time such Purchase Right is granted) for each calendar year in which such Purchase Right is outstanding at any time, as determined in accordance with Section 423 of the Code and U.S. Treasury Regulations.
4.    Grant of Purchase Rights; Offering.

(a)    The Administrator may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Administrator. Each Offering will be in such form and will contain such terms and conditions as the Administrator will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Eligible Employees granted Purchase Rights will have the same rights and privileges. The first Offering Period under the Plan will begin on July 6, 2025 and end on January 5, 2026. Unless otherwise determined by the Administrator in its discretion, all subsequent Offerings will begin every July 6 and January 6, respectively and end on January 5 and July 5, respectively. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan.
(b)    If a Participant has more than one Purchase Right outstanding under the Plan, unless they otherwise indicate in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower Purchase Price (or an earlier-granted Purchase Right, if different Purchase Rights have identical Purchase Prices) will be exercised to the fullest possible extent before a Purchase Right with a higher Purchase Price (or a later-granted Purchase Right if different Purchase Rights have identical Purchase Prices) will be exercised.
(c)    If an Offering Period consists of more than one Purchase Period, the Administrator may determine, in advance of an Offering, that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering Period is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering Period, then (i) that Offering Period will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering Period will be automatically enrolled in a new Offering Period beginning on that first Trading Day. For the avoidance of doubt, the foregoing will be irrelevant if the Offering Period consists of only one Purchase Period.
5.    Participation. During such period determined by the Administrator prior to an applicable Enrollment Date, an Eligible Employee may elect to participate in the Plan by submitting to the Company or a Company Designee a properly completed subscription agreement or by following an electronic or other enrollment procedure determined by the Administrator, in each case authorizing payroll deductions as the means of making Contributions (the “Enrollment Election”). If payroll deductions are not permissible or problematic under Applicable Laws or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant, if permitted by the Administrator and only on terms to be determined by the Administrator, may make Contributions through the payment by cash, check or wire transfer prior to an Exercise Date.
6.    Contributions.
(a)    At the time a Participant enrolls in the Plan pursuant to Section 5 hereof, they will elect to have Contributions made on each pay day during the Offering Period or during such other period as determined by the

Administrator. The Enrollment Election will specify the amount of Contributions as a (whole) percentage from 1% to 15% of the Participant’s Compensation, or such other amount determined by the Administrator in advance of an Offering. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Laws require that Contributions be held separately or deposited with a third party. A Participant’s Enrollment Election will remain in effect for successive Offering Periods unless modified in accordance with this Section 6 or unless terminated as provided in Sections 9 or 10 hereof.
(b)    Unless otherwise determined by the Administrator in advance of an Offering:
(i)    During any Offering Period, a Participant may not increase the rate of his or her Contributions.
(ii)    During any Offering Period, a Participant may decrease the rate of his or her Contributions once, including decreasing the rate of his or her Contributions to zero percent (0%). Any such decrease or suspension shall be effective as soon as practicable after the Company’s receipt of the new Enrollment Election. In the event that a Participant suspends his or her Contributions (by decreasing the rate of his or her Contributions to zero percent (0%)), such Participant’s Contributions prior to the suspension shall remain in his or her account and shall be applied to the purchase of shares of Common Stock on the next occurring Exercise Date and shall not be paid to such Participant unless his or her participation in the Plan terminates pursuant to Sections 9 or 10 hereof.
(iii)    During such period determined by the Administrator prior to an applicable Enrollment Date, a Participant may increase or decrease the rate of his or her Contributions to become effective as of the beginning of the respective Offering Period, subject to the limitations of the Plan and applicable Offering.
(iv)    Any increase or decrease in a Participant’s rate of Contributions requires the Participant to submit a new Enrollment Election on or before a date determined by the Administrator. If a Participant has not followed the prescribed procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the then current Offering Period and future Offering Periods (unless the Participant’s participation in the Plan is terminated as pursuant to Sections 9 or 10 hereof).
(c)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c) hereof, a Participant’s Contributions may be decreased by the Administrator to zero percent (0%) at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(c) hereof, Contributions will recommence at the rate last elected by the Participant prior to such suspension effective as of the beginning of the first Purchase Period scheduled to end in the calendar year immediately following the calendar year in which such suspension occurred (unless the Participant’s participation in the Plan is terminated pursuant to Sections 9 or 10 hereof). Further, a Participant’s Contributions may be decreased by the Administrator to zero percent (0%) if a Participant has reached other Contribution limits imposed under Section 6(a) hereof.
7.    Exercise of Purchase Right.
(a)    The Purchase Price shall equal eighty-five percent (85%) of the lesser of the Fair Market Value of a share of Common Stock on (a) the applicable Offering Date or (b) the applicable Exercise Date, rounded up to the nearest cent, or such other price designated by the Administrator in advance of an Offering.
(b)    Unless a Participant withdraws from the Plan as provided in Section 9 or the Participant’s participation in the Plan terminates pursuant to Section 10, his or her Purchase Right for the purchase of shares of Common Stock will be exercised automatically on each Exercise Date, and the maximum number of shares of Common Stock subject to the Purchase Right will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account; provided, however, that in no event shall a Participant be permitted to purchase on each Exercise Date more than 1,000 shares of Common Stock (subject to any adjustment pursuant to Section 16(a) hereof). The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a Participant may purchase on any Exercise Date. Unless otherwise determined by the Administrator, (i) no fractional shares of Common Stock will be purchased and (ii) any amount remaining in a Participant’s account after the Exercise Date that is not applied to the purchase of shares of Common Stock shall be promptly refunded without interest (unless required by Applicable Law). During a Participant’s lifetime, a Participant’s Purchase Right hereunder is exercisable only by them.
(c)    If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Purchase Rights are to be exercised may exceed the number of shares of Common Stock that are available for sale under the Plan, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising Purchase Rights on such Exercise Date. The Company may make a pro rata allocation of the shares of Common Stock pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Exercise Date. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded and shares shall be rounded down to the next whole share of Common Stock.
8.    Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her Purchase Right in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or with a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any Purchase Right granted under the Plan until such shares of Common Stock have been purchased and delivered to the Participant as provided in this Section 8.
9.    Withdrawal.
(a)    A Participant may elect to withdraw from participation in the Plan by submitting to the Company or a Company Designee a written or electronic notice of withdrawal in the form determined by the Administrator for such purpose (the “Withdrawal Notice”). The Withdrawal Notice may be submitted up to ten (10) calendar days prior to an Exercise Date to take effect for the respective Purchase Period, or by such date as may be determined by the Administrator in advance of an Offering. If the Participant has properly withdrawn from the Plan, all of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable without interest (unless otherwise required by Applicable Laws) after receipt of the Withdrawal Notice and such Participant’s Purchase Right for the respective Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made for such Offering Period.
(b)    A Participant’s withdrawal from an Offering Period will not have any effect on his or her eligibility to participate in future Offering Periods, provided the Participant enrolls in the Plan in accordance with the provisions of Section 5 hereof.
10.    Termination and Transfer of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, they will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant as soon as administratively practicable without interest (unless otherwise required by Applicable Laws), and such Participant’s Purchase Right will be automatically terminated. A Participant who transfers employment between the Company and a Designated Company or between Designated Companies during an Offering Period will be treated as terminated under the Plan as of the date of transfer, notwithstanding that the Participant may otherwise continue to qualify as an Eligible Employee, and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant as soon as administratively practicable without interest (unless otherwise required by Applicable Laws), and such Participant’s Purchase Right will be automatically terminated. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment during an Offering Period, consistent with the applicable requirements of Section 423 of the Code.
11.    Interest. No interest will accrue on the Contributions of a Participant in the Plan, except as may be required by Applicable Laws, as determined by the Company, and if so required by Applicable Laws, will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).
12.    Stock.
(a)    Subject to adjustment upon a Capitalization Adjustment as provided in Section 16(a) hereof, 3,000,000 shares of Common Stock may be sold pursuant to the Plan. Such shares of Common Stock may be authorized but unissued shares, treasury shares or shares purchased in the open market. For avoidance of doubt, up to the maximum number of shares reserved under this Section 12 may be used to satisfy purchases of shares of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of shares under the Non-423 Component.
(b)    If any Purchase Right granted under the Plan shall for any reason terminate without having been exercised, the shares of Common Stock not purchased under such Purchase Right shall again become available for issuance under the Plan.
13.    Administration.

(a)    Committee as Administrator. The Plan shall be administered by the Committee. Notwithstanding anything in the Plan to the contrary, subject to Applicable Laws, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board. Subject to Applicable Laws, no member of the Board or Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon, and no member of the Committee shall be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that the Committee deems necessary.
(b)    Powers of the Administrator. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, to adopt such rules, procedures, sub-plans, and appendices to the subscription agreement as are necessary or appropriate to permit the participation in the Plan by Eligible Employees who are non-U.S. nationals or employed outside the U.S., the terms of which rules, procedures, sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 12(a) hereof, but unless otherwise superseded by the terms of such rules, procedures, sub-plan or appendix, the provisions of this Plan will govern the operation of such sub-plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non-423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of a Purchase Right granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of Purchase Rights granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

(c)    Binding Authority. All determinations by the Administrator in carrying out and administering the Plan and in construing and interpreting the Plan and any Enrollment Election or other instrument or agreement relating to the Plan shall be made in the Administrator’s sole discretion and shall be final, binding and conclusive for all purposes and upon all interested persons.
(d)    Delegation of Authority. To the extent not prohibited by Applicable Laws, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, to one or more of the other parties comprising the “Administrator” hereunder, or to other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Administrator shall be deemed to include any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 13(d)).
14.    Transferability. Neither Contributions credited to a Participant’s account nor any Purchase Rights under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 9 hereof.
15.    Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party; provided, however, that, if such segregation or deposit with an independent third party is required by Applicable Laws, it will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).
16.    Adjustments; Dissolution or Liquidation; Change in Control.
(a)    Adjustments. In the event of a Capitalization Adjustment, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share, the class and the number of shares of Common Stock covered by each Purchase Right under the Plan that has not yet been exercised, and any limitations related to shares of Common Stock imposed under the Plan.
(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s Purchase Right has been changed to the New Exercise Date and that the Participant’s Purchase Right will be exercised automatically on the New Exercise Date (unless the Participant’s participation in the Plan is terminated pursuant to Sections 9 or 10 hereof).
(c)    Change in Control. In the event of a Change in Control, each outstanding Purchase Right will be assumed or an equivalent Purchase Right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the Change in Control does not include or result in a successor corporation or the successor corporation refuses to assume or substitute for any Purchase Right, the Offering Period with respect to which such Purchase Right relates will be shortened by setting a New Exercise Date on which such Offering Period will end, unless provided otherwise by the Administrator. The New Exercise Date will occur before the date of the Company’s proposed Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s Purchase Right has been changed to the New Exercise Date and that the Participant’s

Purchase Right will be exercised automatically on the New Exercise Date (unless the Participant’s participation in the Plan is terminated pursuant to Sections 9 or 10 hereof).
17.    Amendment or Termination. The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. Unless the Administrator terminates the Plan earlier, the Plan will remain in effect until all shares of Common Stock subject to it will have been distributed pursuant to the Plan. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms. If the Offering Periods are terminated prior to expiration, all Contributions then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest, except as otherwise required under Applicable Laws) as soon as administratively practicable.
18.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
19.    Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to any Purchase Right unless the exercise of such Purchase Right and the issuance and delivery of such shares of Common Stock pursuant thereto will comply with Applicable Laws, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any Applicable Exchange, and will be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of a Purchase Right, the Company may require the Participant exercising such Purchase Right to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any Applicable Laws, and to make any representation or warranty with respect thereto as may be requested by the Company
20.    Section 409A. The 423 Component is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding Purchase Right granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Purchase Right or future Purchase Right that may be granted under the Plan from or to allow any such Purchase Rights to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parent or Subsidiaries shall have no obligation to reimburse, indemnify, or hold harmless a Participant or any other party if the Purchase Right under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the Purchase Right under the Plan is compliant with Section 409A.
21.     Tax Qualification; Tax Withholding.

(a)    Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan.  The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)    Each Participant will make arrangements, satisfactory to the Company and any applicable Subsidiary or Affiliate, to enable the Company, the Subsidiary or the Affiliate to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Laws, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company, a Subsidiary or an Affiliate; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Administrator. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
22.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the Effective Date. Such stockholder approval and stockholder approval for any amendments to the Plan will be obtained in the manner and to the degree required under Applicable Laws.
23.    Governing Law. The Plan and all actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, applied without regard to conflict of law principles. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.
24.    No Right to Employment. Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or any Subsidiary or Affiliate. Furthermore, the Company or a Subsidiary or Affiliate, as applicable, may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.
25.    Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
26.    Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.